UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary proxy statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
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EGL, INC.

(Name of Registrant as Specified in Its Charter)

CEVA GROUP PLC

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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For Immediate Release

CEVA LOGISTICS ISSUES STATEMENT
________________________________________________________________________

        Amsterdam, May 24, 2007 -- CEVA Group Plc, an Apollo Management VI, L.P. portfolio company, today issued the following statement:

        This morning, CEVA Group Plc (“CEVA”) announced that it has entered into a definitive agreement to acquire EGL, Inc. for $47.50 per EGL share. Our effort to acquire EGL has been a lengthy process, and we are pleased that the Board's Special Committee and disinterested directors have unanimously approved our transaction. We also wish to thank the EGL management team for their steadfast devotion to the best interests of EGL's employees, customers and shareholders during this process. In this protracted process, they have held the interests of these stakeholders above all.

        In this context, CEVA read with disappointment statements made in an amendment to the Schedule 13D filed this morning by James R. Crane, EGL’s CEO, regarding the role of Mr. E. Joseph Bento, the Company's President and Chief Marketing Officer, in the EGL sale process. Mr. Bento is a 15-year veteran of EGL with a distinguished track record of service to the company and is widely respected by his colleagues and by competitors in the industry. The statements made in Mr. Crane’s 13D filing regarding allegations of improper conduct by Mr. Bento are entirely untruthful and inaccurate and have no basis in fact. Since CEVA made its original offer and became involved in the EGL sale process, Mr. Bento, along with the entire EGL management team, has actively and properly assisted CEVA in its diligence and negotiations, as sanctioned and supported by EGL’s Special Committee. The statements in the 13D filing regarding Mr. Bento and any improper interaction with the CEVA bidding group are simply untrue.

        CEVA applauds the Special Committee for its careful work, and for the positive result it has achieved for EGL's shareholders. Our price of $47.50 per share reflects a 30% premium over the price at which Mr. Crane proposed to acquire EGL in January. CEVA looks forward to working with the full EGL management team to make this acquisition a success for EGL, and EGL's dedicated management, employees and customers worldwide.

About CEVA Logistics

        CEVA Logistics (formerly known as TNT Logistics) is a leading global logistics and supply chain management company. It designs, implements and operates complex supply chain solutions on a national, regional or global scale for multinational and large local companies. The company provides customers with end-to-end logistics solutions spanning the entire supply chain. CEVA focuses on a diverse range of market sectors including automotive, tyres, high-tech/electronics, industrial, fast moving consumer goods, and publishing & media. CEVA employs approximately 38,000 people and operates an extensive global network with facilities in 26 countries worldwide, and maintains 567 warehouses globally with a combined space of approximately 7.4 million square meters. For fiscal year 2006, CEVA reported sales of €3.5 billion. CEVA is owned by affiliates of Apollo Management, L.P., one of the leading private equity investors in the world. For more information please visit the CEVA web site at www.cevalogistics.com.

About Apollo Management

        Founded in 1990, Apollo is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has successfully invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which along with related co-investment entities, has approximately $12 billion of committed capital.

        Apollo's current and past investments in the distribution, transportation and logistics industries include Pacer International, Quality Distribution, Metals USA and United Agri-Products, and it has other investments in portfolio companies including Affinion, AMC Entertainment, Berry Plastics, Goodman Global, Hexion Specialty Chemicals (which includes the former coatings and inks resins division of Akzo Nobel and Resolution Performance Products formerly owned by Royal Dutch Shell), Momentive, Realogy, Rexnord, and Unity Media.

Important Additional Information to be Filed with the SEC

        In connection with the merger agreement that CEVA has entered into with EGL, EGL will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents (when available) filed with the SEC from the SEC’s website at http://www.sec.gov. EGL’s security holders and other interested parties will also be able to obtain, without charge, a copy of this press release from CEVA’s website, www.cevalogistics.com. EGL has indicated that its security holders and other interested parties will be able to obtain, without charge, other relevant documents (when available), including a copy of the proxy statement, by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the EGL’s website, www.eaglegl.com.

        CEVA may be deemed to be a participant in the solicitation of proxies from EGL’s shareholders with respect to the proposed merger. CEVA does not own any securities of EGL.

        EGL and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from EGL’s shareholders with respect to a merger. Information about EGL’s directors and executive officers and their ownership of EGL’s common stock is set forth in EGL’s amendment to its Form 10-K filing for the fiscal year ended December 31, 2006, filed April 30, 2007, and other recent filings made by EGL with the SEC, as well as the proxy statement and other relevant documents regarding a merger which EGL will be required to file with the SEC.

Apollo Management Media Contacts:
Anna Cordasco/Jonathan Gasthalter
Sard Verbinnen & Co
(212) 687-8080

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